Exhibit (e)(15)


centerpulse
      Implanting trust.


                                 August 26, 2003

Smith & Nephew plc
Heron House
15 Adam Street
London WC2N 6LA
Attn: Company Secretary

Smith & Nephew Group plc
Heron House
15 Adam Street
London WC2N 6LA
Attn: Company Secretary

Ladies and Gentlemen:

           Reference is made to that certain Combination Agreement, dated as of March 20, 2003 (the "Agreement"), among Smith & Nephew plc, public limited company organized under the laws of England and Wales ("Smith & Nephew"), Smith & Nephew Group plc, a public limited company organized under the laws of England and Wales (formerly known as Meadowclean Limited) ("Smith & Nephew Group"), and Centerpulse AG, a corporation organized under the laws of Switzerland ("Centerpulse"). Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Agreement.

           The purpose of this letter (this "Letter Agreement") is to set forth our agreement and understanding as to various matters relating to the Offer.

           1. The Parties agree that if (a) the Offer under Condition 5 reaches a threshold of valid acceptances for at least 50% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) as of four hours before 4:00 P.M. (Central European Time) on August 27, 2003 (the "End Time") or if the value of the Zimmer Offer has fallen below the value of the Offer at any point in time before such time and (b) the Offer is not likely to become unconditional as of the End Time due to the failure of Conditions (1), (2) or (4), Smith & Nephew Group and Smith & Nephew shall file before the End Time a submission to the STOB requesting the approval of the STOB for an extension of the offer period relating to the Offer (the "Offer Period") until the close of business on the tenth trading day after the End Time (or such other day that will be acceptable to the STOB) and use their reasonable (zumutbare Massnahmen) efforts upon receipt of such approval, to satisfy Conditions (1), (2) and (4) prior to the expiration of the extended Offer Period.

           2. Notwithstanding anything to the contrary in Section II.7 of the Agreement, Centerpulse shall pay the Cost Reimbursement to Smith & Nephew as soon as practicable after the publication of the definitive interim result of the Zimmer Offer, provided that Zimmer has declared the Zimmer Offer unconditional. If the Zimmer Offer is not declared unconditional, with respect to the payment of the Cost Reimbursement Section II.7 shall apply, except that the failure of Smith & Nephew and Smith & Nephew Group to satisfy Conditions
(1), (2) and (4) prior to the End Time shall not be deemed to be a reason for the Cost Reimbursement not to be paid by Centerpulse, and shall not be deemed to be a reason for the Cost Reimbursement to be paid by Smith & Nephew and Smith & Nephew Group under Section II.7(b).

           3. This Letter Agreement shall not constitute a waiver, amendment or modification of any other provision of the Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any of the parties hereto that would require a waiver or consent of any of the other parties hereto or any rights that Centerpulse may have relating to Smith & Nephew's and Smith and Nephew Group's process of satisfying Condition (4) prior to the date hereof. Except as expressly amended or modified herein, the provisions of the Agreement are and shall remain in full force and effect.

           4. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this Letter Agreement (or its signature page hereof) shall be deemed to be an executed original thereof.

           5. This Letter Agreement shall be governed by and construed in accordance with the laws of Switzerland regardless of the laws that might otherwise govern under principles of conflicts of law applicable thereto.

           Please evidence your agreement with the foregoing by executing this Letter Agreement in the space indicated below.


                                  Very truly yours,


                                  CENTERPULSE AG

                                  By: /s/ Urs Kamber
                                      -----------------------------------------
                                      Name: Urs Kamber
                                      Title: Chief Financial Officer


                                  By: /s/ Christian Stambach
                                      -----------------------------------------
                                      Name: Christian Stambach
                                      Title: Chief Risk Officer



Accepted and agreed to as
of the first above date written:

SMITH & NEPHEW PLC

By: /s/ C.J. O'Donnell
    ------------------------------------
    Name: C.J. O'Donnell
    Title: Chief Executive



By:
    ------------------------------------
    Name:
    Title:



SMITH & NEPHEW GROUP PLC

By: /s/ C.J. O'Donnell
    ------------------------------------
    Name: C.J. O'Donnell
    Title: Chief Executive



By:
    ------------------------------------
    Name:
    Title: